EXHIBIT 21.1

Subsidiaries

Name	State or Other Jurisdiction of Incorporation
ExoiS, Inc.	California
iTech IT Solutions Private Ltd.	India
iTech US, Inc.	Virginia
SmartWorks, LLC	New Jersey